As filed with the United States Securities and Exchange Commission on November 24, 2014

Registration No. 333-190799

Registration No. 333-185506

Registration No. 333-174215

Registration No. 333-170005

Registration No. 333-163909

Registration No. 333-156273

Registration No. 333-142117

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190799

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185506

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174215

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-170005

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163909

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-156273

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142117

Dialogic Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3409691
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1515 Route 10 East

Parsippany, New Jersey 07054

(Address of Principal Executive Offices) (Zip Code)

2006 Employee Stock Purchase Plan

2006 Equity Incentive Plan

2001 Equity Incentive Plan

2003 Israeli Share Option Plan

Non-Plan Option Grants

(Full title of the plans)

Kevin Cook

Chief Executive Officer

1515 Route 10 East

Parsippany, New Jersey 07054

(Name and address of agent for service)

(973) 967-6000

(Telephone number, including area code, of agent for service)

With copies to:

Anthony Housefather

EVP Corporate Affairs and General Counsel

Dialogic Inc.

1515 Route 10 East

Parsippany, New Jersey 07054

(973) 967-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Dialogic Inc. (the “Registrant”) is filing this Post-Effective Amendment No.1 to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration Statement No. 333-190799, filed with the Securities and Exchange Commission (the “SEC”) on August 23, 2013, registering 144,156 shares of the Registrant’s Common Stock, par value $0.001 per share (the “Shares”), issuable under the 2006 Employee Stock Purchase Plan and 1,576,625 Shares issuable under the 2006 Equity Incentive Plan;

(2)	Registration Statement No. 333-185506, filed with the SEC on December 14, 2012, registering 30,000 Shares issuable under the 2006 Employee Stock Purchase Plan and 571,809 Shares issuable under the 2006 Equity Incentive Plan;

(3)	Registration Statement No. 333-174215, filed with the SEC on May 13, 2011, registering 480,281 Shares issuable under the 2006 Employee Stock Purchase Plan and 934,891 Shares issuable under the 2006 Equity Incentive Plan;

(4)	Registration Statement No. 333-170005, filed with the SEC on October 18, 2010, registering 1,502,036 Shares issuable under the 2006 Equity Incentive Plan;

(5)	Registration Statement No. 333-163909, filed with the SEC on December 22, 2009, registering 1,285,651 Shares issuable under the 2006 Equity Incentive Plan;

(6)	Registration Statement No. 333-156273, filed with the SEC on December 18, 2008, registering 2,168,870 Shares issuable under the 2006 Equity Incentive Plan; and

(7)	Registration Statement No. 333-142117, filed with the SEC on April 13, 2007, registering 7,522,894 Shares issuable under the 2001 Equity Incentive Plan and the 2003 Israeli Share Option Plan, 488,489 Shares issuable under the 2006 Equity Incentive Plan and 60,000 Shares issuable upon the exercise of stock options granted outside the plans (“Non-Plan Option Grants”).

On November 24, 2014, pursuant to the Agreement and Plan of Merger, dated October 10, 2014 (the “Merger Agreement”), among the Registrant, Dialogic Group Inc., a Canadian corporation (“Parent”), and Dialogic Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), the Registrant merged with and into Sub, with the Registrant as the surviving corporation in the merger (the “Merger”) and the Registrant became a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on the 24th day of November, 2014.

DIALOGIC INC.

By:	/s/ Anthony Housefather
Name:	Anthony Housefather
Title:	EVP Corporate Affairs and General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.